References from the United States Statutes At Larges in support of Offer, Sell, and Registration of Securities

1. **United States Statutes At Large(s):**

    a. **The United States Statutes at Large**- PUBLIC LAWS—CH. 388-JULY 30, 1947; 61 STAT. [H.R. 1565][Public Law 278]- Page 636; § 112.

    b. **"LITTLE AND BROWN'S" EDITION OF LAWS AND TREATIES; ADMISSIBILITY IN EVIDENCE**- PUBLIC LAWS—CH. 388-JULY 30, 1947; 61 STAT. [H.R. 1565] [Public Law 278] - Page 636; § 113.

    c. **Securities Act of 1933: Separability of Provisions**- May 27, 1933, Ch. 38, Title I, Section § 26,48 Stat. Page 88 (15 U.S. Code § 77z)

    d. **Securities Exchange Act of 1934: Separability of Provisions**- June 6, 1934, Ch. 404, Title I, Section § 33, 48 Stat. Page 905; (15 U.S. Code § 78gg)

    e. **Trust Indenture Act of 1939: Separability of Provisions**- May 27,1933, Ch. 38, Title III, Section § 328, as added Aug 3,1939, Ch. 411, 53 Stat. Page 1177 (15 U.S. Code § 77bbbb)

    f. **Investment Company Act of 1940: Separability of Provisions**- 76th CONG., 3D SESS.-CH. 68—AUG. 22, 1940; 54 STAT. 847 (15 U.S. Code § 80a-50)

    g. **Trading with the Enemy Act**- Sixty-Fifth Congress. Sess. I. Ch. 106; 40 Stat. 411, Oct 6,1917

    h. **An Act to amend the Trading with the Enemy Act**- Sixty-Seventh Congress. Sess. IV. Ch. 284, 285.1923

    i. **An Act to provide a Government for the District of Columbia**- FORTY- FIRST CONGRESS. SESS. III. CH. 61, 62. 1871-Page 419

    j. **Seat of the Government**- 80TH CONG., 1ST SESS.- CH. 389--JULY 30,1947 61 stat. page 643
        i. § 71. Permanent seat of Government
        ii. § 72. Public Offices; At Seat of Government

    k. **An Act Relating to negotiable instruments within the District of Columbia**- FIFTY- FIFTH CONGRESS. SESS. III. CH. 47.1899.785

    l. **Payment of obligations and Interest on the public debt**- Public Law 97-258, Sept. 13, 1982, 96 Stat. 945